Exhibit 10.21

January 16, 2004

Via Fax: 212-480-9933

Mr. Christopher Janish
Pinnacle Investment Partners, L.P.
The Trump Building
40 Wall Street, 33rd Floor
New York, NY 10005

Re:                             Series E Registration Penalties; Stratus Services Group, Inc. (“Stratus”)

Dear Mr. Janish:

As the authorized representative of Pinnacle Investment Partners, L.P. (“Pinnacle”), the majority holder of the Series E Preferred Stock, you advised Stratus that, in consideration for Stratus continuing to pursue the filing of an S-1 Registration Statement for a continuous offering of securities on a “best efforts” basis, and for also pursuing an S-4 Exchange Offer to the Series E holders, in conjunction with same, you would defer any penalties for failure to register until January 31, 2004.

Specifically you advised that the Series E shareholders were willing to defer certain penalties, pursuant to Paragraph 5(b) of the Stock Purchase Agreement (“the “SPA”) executed by an among Stratus and each of the respective Series E investors, for failing to timely register certain shares.

The holders of 14,362 shares of Series E shares in the aggregate, which were issued July 15, 2003, had previously agreed to defer the next penalty measurement date which is the basis for calculation of any penalties due to them for the Company’s failure to register such shares within 120 days of the date thereof, i.e., November 12, 2003, and now further agree to defer same until January 31, 2004.

Additionally those holders of the remaining 22,145 shares of Series E, in the aggregate, which represent those Series E shares still outstanding as of January 15, 2004, for which the holders, on July 22, 2003, had received compensation through July 22, 2003 for any penalty previously accrued, had also previously agreed to defer the next penalty measurement date which is the basis of calculation of any penalties due to them for the Company’s failure to register such shares within 120 days of the date thereof, i.e., November 22, 2003, and now further agree to defer same until January 31, 2004.

Moreover, Pinnacle has agreed that the Series E holders will receive any deferred penalty monies, when and if due, as additional shares of Series E Preferred Stock.

By signing below, you acknowledge on behalf of the Series E shareholders deferral of any penalties accruing until January 31, 2004, and the payment of such penalties, if any, in Series E Preferred Stock.

Very truly yours,

s/ Joseph J. Raymond
Joseph J. Raymond
Chief Executive Officer

AGREED TO AND ACCEPTED BY:

Pinnacle Investment Partners, L.P.

By:	s/ Christopher Janish
Christopher Janish
Fund Manager

cc:	Mr. Michael A. Maltzman
Mr. Jeffrey Raymond
Mr. Joseph J. Raymond, Jr.
Suzette Nanovic Berrios, Esq.